Exhibit
                                   ITEM 22-12


The following is a respond to SEC comment letter dated September 9, 1999 to the Amendment # 1, filed June 30, 1999. Respond to each comment of the SEC letter, correspond by page # and is highlighted in form of "DOUBLE SPACE- ALL CAPS" on that page.


                                     Part I

                                     GENERAL


Paragraph                                                                  Page

    1        CURRENT ACTIVITIES AND NECESSARY MATERIAL EVENTS...............10

                          Acquisition of Opportunities

    1        POSSIBLE ENERGY SOURCE ACQUSITION..............................11
    2        INDUSTRY.......................................................11
    3        OTHER POSSIBLE M&A TRANSACTIONS.................................6
    4        MARKETING MATERIALS............................................11
    5        REPORTING OBLIGATIONS..........................................12

                               Form of Acquisition

    1        LOAN FINANCING..................................................8
    2, 3& 4  OTHER POSSIBLE M&A TRANSACTIONS.................................6

                              Business Development

    1&2       CURRENT ACTIVITIES............................................10
    3         PROCUREMENT AGENT BID STATUS...................................7
    4         FINANCING EFFORTS..............................................7
    5         MARKET INFORMATION SOURCES....................................14
    6         PUBLIC NEWS COVERAGE..........................................13
    7         506 REGULATION D OFFERING STATUS.............................220
    8         PRIVATE SALE OF STOCK..........................................8
    9&10      LOAN FINANCING.................................................6

                                   Management

    1         MANAGEMENT STOCK..............................................28


                             Market For Common Stock


    1         TRADING MARKET................................................30


                             Description of Property

    1&2       HEADQUARTERS..................................................23

                             Executive Compensation

    1         EMPLOYMENT AGREEMENTS.........................................29
    2         SALARIES......................................................28
    3         POTENTIAL FINDERS FEES........................................29

                        Protected Territories - District


    1         MARKETING AGREEMENTS..........................................15


                             Trademark and Licenses

    1         TRADEMARK APPLICATION STATUS..................................18


                             Principal Stockholders

    1         PRINCIPAL STOCKHOLDERS DESCRIPTION............................24
    2         SOLE INVESTOR POWER...........................................24


                    Recent Sales of Unrestricted Securities


    1         RECENT SECURITY SALE..........................................30
    2         EXEMPTION.....................................................30


                           Respond to Exhibit Section


    1         FLOW OF EXHIBITS

The  exhibits  erroneously  referred to as;

1. 3(l)- is Item 22(9)and Item 22(9a) (Selling Agreements)
2. 3(n) - is Item 21(4L) (Notice of Terms, Price and Conditions)
3. 15-4(f)- is Item 21(4f) (Automated Power Exhange Agreement)




                                     Part II

                               ACCOUNTING COMMENTS


ACCOUNTING COMMENTS


12/31/98 Financial Statements
-----------------------------

Paragraph 1
LETTER OF CREDIT

The $26,000 is correctly identified as an asset on the Balance Sheet, and is offset with a liability recorded as part of the agreement with Senator Associates (please see Note 6) on Sept.30, 1999 Statement(page 86), resulting in a zero net effect with the advantage of additional disclosure.

Paragraph 2
ACCOUNTS RECEIVABLE TERMS

For a complete disclosure of the terms of accounts receivable repayment, revenue recognition policy and other issues resulting from the marketing territory sale, please refer to the sample Selling Agreement in Item 21(4i), Item 22(9), Item 22(9a).

Paragraph 3
OIL PROPERTIES VALUATION

The Investment In Oil and Gas Properties, including rolling stock, pipelines, pumping and other equipment, is properly recorded at its fair market value of $535,000, which was officially appraised at the time of exchange for 5,350 shares of $100 par value Preferred Stock. At the time of the transaction, the Preferred Stock had no established market value. Please see oil and gas properties appraisal report, Item 22(11).

Paragraph 4
STATEMENT OF EQUITY

The 1997 Statement of Equity is provided in the Financial Schedule on Page 38.

Paragraph 5
EARNINGS PER SHARE

The EPS figure is included in the Statements of Income and Retained Earnings in the Financial Scchedule Page 37.


3/31/99 Financial Statements
----------------------------
Paragraph 2
DEFERRED INTEREST

Deferred Interest is recorded as an asset in correspondence to the interest portion of the lease payments, which are recognized as a liability in the Note Payable account according to GAAP rules. The total obligation, including the lease amount and interest payments, is recognized as a liability, therefore the assets include not only the equipment leased, but also Deferred Interest according to the terms of the lease.

Paragraph 3
ORGANIZATION EXPENSE

The Organization Expense, which includes legal fees, licensing fees, and certain other organization costs, is being amortized according to GAAP rules using the straight-line method over a period of sixty months.

Paragraph 4
OFFICERS' SALARIES

The officers' salaries have been reclassified as a component of the operating loss in the General & Administrative Expenses total of $95,597 in the Financial Schedule.

Paragraph 5
NOTES PAYABLE CASH FLOW

The Notes Payable line in the Statements of Cash Flows is correctly classified as a financing activity in the original filing and the information included in the Financial Schedule.

Paragraph 6
ACCOUNTANT'S LETTER

Pursuant to Item 304 of Regulation S-B, a letter reguarding former accountant, has been provided in Exhibit Item 22(10).



                                    Part III



                         Aditional Exhibits and Material Contracts
        The Following Documents are Filed as Part of This Amendment No 4:


ITEM 22                                                                 Page

    2    Prestige Capital Letter.............................................200
    2(a) Prestige Capital Agreement..........................................201
    2(b) Frontier Pacific Insurance Bond.....................................207
    3    Press Release Dated July 1..........................................211
    3(a) Press Release Dated August 10.......................................214
    4    RH Underwriting Agreement...........................................216
    5    Private Placement Memorandum........................................220
    6    Senator Associates Note.............................................265
    7    NASD Letter.........................................................266
    8    Commercial Lease....................................................267
    9    Selling Agreement for Premier Energy Group LLP
         and Paramount Energy Group LLP......................................295
    9(a) Selling Agreement for Energy District 111 LLC.......................303
   10    Letter Reguardin a Former Accountant................................310
   11    Oil and gas properties appraisal report.............................311
   12    Respond to the SEC Comment Letter...................................325